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                                   MAGICWORKS
                                  ENTERTAINMENT


                         PROPOSED JOINT VENTURE BETWEEN
                         MAGICWORKS ENTERTAINMENT, INC.
                                       and
                    WORLDWIDE LICENSING & MERCHANDISING, INC.

                                   Term Sheet


         1. Magicworks Entertainment, Inc. ("Magic") and Worldwide Licensing & Merchandising, Inc. ("Worldwide") will enter into a joint venture (the "Joint Venture") to produce and present in Orlando, Florida exhibits of some or all of the floating Titanic artifacts recovered from the surface waters of the Titanic wreck site and collected by Dennis Cochran, as well as other Titanic related artifacts (the "Titanic Artifacts").

         2. The Joint Venture will take the form of a limited liability company or some other entity mutually agreed upon by the tax and legal counsel for the parties. The operational guidelines for the Joint Venture will be the subject of mutual agreement.

         3. Worldwide is presently considering opening similar types of exhibits in other locations featuring the Titanic artifacts. The parties will negotiate in good faith to determine whether the proposed Joint Venture will include any of such other locations.

         4. Worldwide's capital contribution to the Joint Venture will be a royalty free license to use and commercially exploit the Titanic Artifacts. Magic will contribute the initial capitalization for construction of the exhibit and start-up and operating costs of the exhibit as set forth in the Budget attached hereto as Schedule A as Magic's capital contribution.

         5. The net operating cash of the Joint Venture will be distributed as follows: 100% of all revenue to Magic until recoupment of the financing, and thereafter, all profits will be distributed 50% to Magic and 50% to Worldwide.

         6. The parties will mutually agree on the payment of a finder's fee to Ross Todd.

         7. The Joint Venture will be subject to the execution of a definitive agreement containing terms and conditions as are customary in transactions of this nature for the protection of all parties.

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                                         WORLDWIDE LICENSING &
                                         MERCHANDISING, INC.


         June           , 1998           By:  /s/ G. Michael Harris
              ----------                      G. Michael Harris, WLM, Inc.
                                              (President)



                                         MAGICWORKS ENTERTAINMENT, INC


         June             , 1998         By:  /s/ John [illegible]
              ------------                    --------------------